Exhibit 3.1

Registrar of Companies

Government Administration Building

133 Elgin Avenue

George Town

Grand Cayman

Constellation Acquisition Corp I (ROC # 368272) (the “Company”)

TAKE NOTICE that by minutes of the extraordinary general meeting of the shareholders of the Company dated 27 January 2026, the following special resolution was passed:

Proposal No. 1-The Extension Amendment Proposal-RESOLVED, as a special resolution that:

a)	Article 49.7 of Constellation’s Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 49.7:

“In the event that the Company does not consummate a Business Combination upon the date which is the later of (i) February 28, 2026 (or such later date up to, and including, January 29, 2027, if applicable under the provisions of this Article 49.7) and (ii) such later date as may be approved by the Members in accordance with the Articles (in any case, such date being referred to as the “Termination Date”), the Company shall (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Constellation (less taxes payable and up to US$ l 00,000 of interest to pay liquidation expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Constellation’s remaining shareholders and the Board, liquidate and dissolve, subject in each case to Constellation’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

Notwithstanding the foregoing or any other provisions of the Articles, in the event that the Company has not consummated a Business Combination by February 28, 2026, the Company may, without another shareholder vote, elect to extend the date to consummate a Business Combination on a monthly basis for up to eleven times by an additional one month each time after February 28, 2026, by resolution of the Directors, if requested by the Sponsor in writing, and upon five days’ advance notice prior to the applicable Termination Date, until January 29, 2027, provided that the Sponsor (or one or more of its affiliates, members or third-party designees) (the “Lender”) will deposit US$5,000 into the Trust Account for each such monthly extension, for an aggregate deposit of up to US$55,000 (if all eleven additional monthly extensions are exercised), in exchange for a non-interest bearing, unsecured promissory note issued by the Company to the Lender. If the Company completes a Business Combination, it will, at the option of the Lender, repay the amounts loaned under the promissory note. If the Company does not complete a Business Combination by the applicable Termination Date, such promissory note will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.”

b)	Article 49.8(a) of Constellation’s Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 49.8(a):

“to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination prior to February 28, 2026 (or up to January 29, 2027, if applicable under the provisions of Article 49.7);

/s/ Ella Ebanks
Ella Ebanks
Corporate Administrator
for and on behalf of
Maples Corporate Services Limited

Dated this 28th day of January 2026

Filed: 28-Jan-2026 11:29 EST
www.verify.gov.ky File#: 368272	Auth Code: K03578080504